Exhibit 4.41

THE SYMBOL “[***]” OR “[REDACTED]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Agreement on Terminating the Original Series of Agreements

This Agreement is entered into on December 30, 2023 by and between:

1.	Beijing Weixue Tianxia Education Technology Co., Ltd., a limited liability company duly established and validly existing under the laws of the PRC, with its registered address at Room 2053, 2/F, Building 36, Yard 10, Jiuxianqiao Road, Chaoyang District, Beijing (hereinafter referred to as “Weixue Tianxia”);

2.	Beijing Melo Technology Co., Ltd., a limited liability company duly established and validly existing under the laws of the PRC, with its registered address at J583, 4/F, Block G, Zhongguancun Zhizao Street, No. 45 Chengfu Road, Haidian District, Beijing (hereinafter referred to as “Melo Technology”);

3.	Wang Guohang, a Chinese citizen, whose ID card number being [***];

4.	Liang You, a Chinese citizen,whose ID card number being [***];

5.	Yadong Stars Venture Capital Co., Ltd., a limited liability company duly established and validly existing under the laws of the PRC, with its registered address at No. 8, Chengdong Road, Yadong County, Tibet (hereinafter referred to as “Yadong Stars”);

6.	Ningbo Meishan Bonded Port Area Bozhong Shangdong Investment Center (Limited Partnership), a partnership duly established and validly existing under the laws of the PRC, with its domicile at M0793, Zone B, Room 401, Building 1, No. 88 Qixing Road, Meishan, Beilun District, Ningbo, Zhejiang (hereinafter referred to as “Bozhong Shangdong Investment”);

7.	Zhuji Shangde Heli Investment Partnership (Limited Partnership), a partnership duly established and validly existing under the laws of the PRC, with its domicile at 5/F, No. 138, Genta West Road, Taozhu Street, Zhuji, Zhejiang (hereinafter referred to as “Shangde Heli Investment”).

Each of the above parties shall be individually referred to as a “Party” or “the Party” and collectively referred to as the “Parties”; and mutually referred to as a “Party” and “the Other Parties”. Wang Guohang, Liang You, Yadong Stars, Bozhong Shangdong Investment and Shangde Heli Investment are collectively referred to as the “Original Shareholders”.

Whereas,

1.	On January 30, 2019, Melo Technology signed an Exclusive Technical Consulting and Service Agreement with Wexue Tianxia.

2.	On January 30,2019, the Original Shareholders, Weixue Tianxia and Melo Technology signed an Exclusive Option Agreement, a Proxy Agreement and an Equity Pledge Agreement (the foregoing three agreements and the Exclusive Technical Consulting and Service Agreement are collectively referred to as the “Original Series of Agreements”).

3.	On December 30, 2023, the equity of Weixue Tianxia was transferred. The Original Shareholders transferred 100% of their total equity in Weixue Tianxia to Cao Geng and Zhao Zhimo (hereinafter referred to as the “Equity Transfer”). Upon the completion of the Equity Transfer, the Original Shareholders no longer held any equity in Weixue Tianxia.

Now therefore, through friendly negotiation, the Parties hereto agree as follows regarding the termination of the Original Series of Agreements:

Article 1 The Parties agree that the Original Series of Agreements shall be terminated as of the date hereof. Melo Technology, Weixue Tianxia and the Original Shareholders no longer enjoy any right or assume any obligation in connection with the Original Series of Agreements.

Article 2 It is acknowledged that there is no dispute or controversy over the performance and termination of the Original Series of Agreements.

Article 3 It is acknowledged and agreed that, the clauses (including but not limited to confidentiality and dispute resolution clauses) that shall survive the termination in accordance with the provisions of the Original Series of Agreements shall remain in full force and effect.

Article 4 The conclusion, effectiveness, interpretation, performance and dispute settlement of this Agreement shall be governed by and construed in accordance with the laws of the People’s Republic of China (excluding Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan for the purpose of this Agreement). All disputes arising out of or in connection with this Agreement shall be settled by the Parties through friendly negotiation. If such negotiation fails, any Party shall have the right to submit the dispute to China International Economic and Trade Arbitration Commission for arbitration in Beijing in accordance with its arbitration rules then in effect. The arbitration shall be conducted on a confidential basis and the arbitration language shall be Chinese. The arbitration award shall be final and binding on all Parties.

Article 5 This Agreement is made in seven copies, each of which has the same legal effect, and shall come into force after being signed by all Parties.

(No text below)

(No text on this page, this being a signature page to the Agreement on Terminating the Original Series of Agreements)

Beijing Weixue Tianxia Education Technology Co., Ltd.

/s/ Seal of Beijing Weixue Tianxia Education Technology Co., Ltd.

Legal representative (or authorized representative):	/s/ Guohang Wang

(No text on this page, this being a signature page to the Agreement on Terminating the Original Series of Agreements)

Beijing Melo Technology Co., Ltd. (seal):

/s/ Seal of Beijing Melo Technology Co., Ltd.

Legal representative (or authorized representative):	/s/ Zhengzhi Han

(No text on this page, this being a signature page to the Agreement on Terminating the Original Series of Agreements)

Ningbo Meishan Bonded Port Area Bozhong Shangdong Investment Center (Limited Partnership) (seal):

/s/ Seal of Ningbo Meishan Bonded Port Area Bozhong Shangdong Investment Center

Legal representative (or authorized representative):	/s/ Xueqian Du

(No text on this page, this being a signature page to the Agreement on Terminating the Original Series of Agreements)

Wang Guohang

Signature:	/s/ Wang Guohang

(No text on this page, this being a signature page to the Agreement on Terminating the Original Series of Agreements)

Liang You

Signature:	/s/ Liang You

(No text on this page, this being a signature page to the Agreement on Terminating the Original Series of Agreements)

Zhuji Shangde Heli Investment Partnership (Limited Partnership) (seal):

/s/ Seal of Zhuji Shangde Heli Investment Partnership (Limited Partnership)

Legal representative (or authorized representative):	/s/ Yixin Xu

(No text on this page, this being a signature page to the Agreement on Terminating the Original Series of Agreements)

Yadong Stars Venture Capital Co., Ltd. (seal):

/s/ Seal of Yadong Stars Venture Capital Co., Ltd.

Legal representative (or authorized representative):	/s/ Donghui Pan

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